UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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URGENT – PLEASE VOTE NOW

YOUR VOTE IS CRITICAL

October 11, 2022

Dear Fellow Stockholders,

On behalf of the Board of Directors, we want to thank you for your continued support of Acorda Therapeutics.

I joined the board as an independent director in January 2022 because I believe in Acorda, its mission to improve the lives of the patients and its prospects for the future. Today, we urgently need your vote to keep that vision alive.

I am writing to you today because we need your help. Please vote your proxy today “FOR” the Reverse Stock Split Proposal at the November 4 Special Meeting of Stockholders. Your participation and support in the vote is absolutely critical for the Company to continue our progress, continue to provide needed therapies to patients and stay on course with our growth plan.

PLEASE VOTE TODAY! Voting options are available below.

The Reverse Split proposal is necessary to get Acorda’s stock price above $1.00 and avoid being delisted from Nasdaq. Delisting would result in a default under our bond indenture, and likely force us into bankruptcy or liquidation, which would be harmful to your investment and the patients we serve.

It is important to note that in a Reverse Split, you would hold the exact same percentage of Acorda stock, with the exact same value, as you did prior to the split.

According to our latest records, we have not received your voting instructions for this important meeting. Your participation and support in the vote is urgently requested. Your vote is extremely important no matter how many shares you hold.

Abstentions and shares that are not voted will have the same effect as a vote “AGAINST” the Reverse Split proposal. Therefore, it is important that you vote your shares to ensure that your voice is heard at the Special Meeting.

Please act today. YOUR VOTE IS CRITICAL TO THE FUTURE OF YOUR INVESTMENT!

If you have questions or need assistance voting your shares, please contact D.F. King & Co., Inc., toll free at (800) 967-5051 or via email at ACOR@dfking.com.

On behalf of your Board of Directors, thank you for your continued support of Acorda Therapeutics.

Sincerely,

John Varian
Independent Director